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                                                                    EXHIBIT 4.11

                         AMENDED AND RESTATED GUARANTY
                         -----------------------------


     THIS AMENDED AND RESTATED GUARANTY, dated as of May 29, 1996 (this "Guaranty"), is issued by AMERICAN PAD & PAPER COMPANY OF DELAWARE, INC., a Delaware corporation ("Guarantor"), for the benefit of NOTEPAD FUNDING CORPORATION, a Delaware corporation ("Purchaser"), and its successors and assigns.

     Guarantor agrees as follows:

     SECTION 1. Definitions. Capitalized terms used in this Guaranty, unless otherwise defined herein, shall have the meaning set forth in Appendix A to the Amended and Restated Pooling and Servicing Agreement, dated as of May 29, 1996 (as it may be amended, supplemented or otherwise modified from time to time, the "Pooling Agreement") among Purchaser, Guarantor, as Servicer, and Manufacturers and Traders Trust Company, as Trustee.

     SECTION 2. Guaranty. FOR VALUE RECEIVED, Guarantor hereby unconditionally guarantees the full and prompt payment when due, whether by acceleration or otherwise, and at all times thereafter, and the full and prompt performance, of each of the Sellers' (each, a "Guaranteed Party") obligations, howsoever created, arising or evidenced, whether direct or indirect, primary or secondary, absolute or contingent, joint or several, now or hereafter existing or due or to become due, which arise out of or in connection with any Seller Transaction Document (all of such obligations being hereinafter collectively called the "Liabilities"); provided that nothing contained herein shall be deemed to constitute recourse liability for the payment of any Receivable or of the principal of, or interest on, any Certificate or Purchased Interest. Guarantor further agrees to pay all expenses (including reasonable attorneys' fees and legal expenses) paid or incurred by Purchaser or its assigns in endeavoring to collect the Liabilities, or any part thereof, and in enforcing this Guaranty.

     SECTION 3. Continuing Guaranty. This Guaranty shall in all respects be a continuing, absolute and unconditional guaranty, and shall remain in full force and effect (notwithstanding, without limitation, that at any time or from time to time all Liabilities may have been paid in full), subject to discontinuance only upon actual receipt by Trustee of written notice from Guarantor of the discontinuance hereof; provided, however, that no such notice of discontinuance hereof shall affect or impair any of the agreements and obligations of Guarantor
(i) hereunder with respect to any and all Liabilities existing prior to the time of
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actual receipt of such notice by Trustee, any and all Liabilities created or acquired thereafter pursuant to any commitments and agreements made by Purchaser under and with respect to the Purchase Agreement, and any and all extensions or renewals thereof, and (ii) any and all expenses paid or incurred by Purchaser or its assigns in endeavoring to collect any of the foregoing and in enforcing this Guaranty; and all of the agreements and obligations under this Guaranty shall, notwithstanding any such notice of discontinuance, remain fully in effect until all such Liabilities (including any extensions or renewals of any thereof) and all such other obligations and expenses finally shall have been paid in full.

     SECTION 4. Rescission. Guarantor further agrees that, if at any time all or any part of any payment theretofore applied by Purchaser to any of the Liabilities is or must be rescinded or returned by Purchaser for any reason whatsoever, such Liabilities shall, for the purposes of this Guaranty, to the extent that such payment is or must be rescinded or returned, be deemed to have continued in existence, notwithstanding such application by Purchaser, and this Guaranty shall continue to be effective or be reinstated, as the case may be, as to such Liabilities, all as though such application by Purchaser had not been made.

     SECTION 5. Certain Actions. Purchaser may, from time to time at its sole discretion and without notice to Guarantor, take any or all of the following actions without affecting the obligations of Guarantor hereunder: (a) retain or obtain a lien upon or a security interest in any property to secure any of the Liabilities or any obligation hereunder; (b) retain or obtain the primary or secondary obligation of any obligor or obligors, in addition to Guarantor, with respect to any of the Liabilities or any obligation hereunder; (c) extend or renew for one or more periods (regardless of whether longer than the original period), alter or exchange any of the Liabilities, or release or compromise any obligation of Guarantor hereunder or any obligation of any nature of any other obligor (including any Guaranteed Party) with respect to any of the Liabilities;
(d) release or fail to perfect its lien upon or security interest in, or impair, surrender, release or permit any substitution or exchange for, all or any part of any property securing any of the Liabilities or any obligation hereunder, or extend or renew for one or more periods (regardless of whether longer than the original period) or release, compromise, alter or exchange any obligations of any nature of any obligor with respect to any such property; and (e) resort to Guarantor for payment of any of the Liabilities, regardless of whether Purchaser shall have resorted to any property securing any of the Liabilities or any obligation hereunder or shall have proceeded against any other obligor primarily or secondarily obligated with respect to any of the Liabilities.

     SECTION 6. Subrogation. Any amounts received by Purchaser from whatsoever source on account of the Liabilities may be applied by it toward the payment of such of the Liabilities, and in such order of application, as Purchaser or its assigns may from time to time elect. Until such time as Purchaser shall have received payment of the full amount of all Liabilities and performance of all of Guarantor's obligations hereunder, no payment made by or for the account of Guarantor pursuant to this Guaranty shall entitle Guarantor by subrogation, indemnity or otherwise to any payment by any Guaranteed Party or from or out of any property of any Guaranteed Party and Guarantor shall not exercise any right or

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remedy against any Guaranteed Party or any property of any Guaranteed Party by reason of any performance by Guarantor of this Guaranty.

     SECTION 7. Waiver. Guarantor hereby expressly waives: (a) notice of Purchaser's acceptance of this Guaranty; (b) notice of the existence or creation or non-payment of all or any of the Liabilities; (c) presentment, demand, notice of dishonor, protest, and all other notices whatsoever (provided that nothing contained in this clause (c) shall affect any obligations to give notice or make demand as set forth in the Purchase Agreement or the Pooling Agreement); and (d) all diligence in collection or protection of or realization upon the Liabilities or any thereof, any obligation hereunder, or any security for or guaranty of any of the foregoing.

     SECTION 8. Unconditional Nature of Guaranty. No delay on Purchaser's part in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by Purchaser of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy; nor shall any modification or waiver of any of the provisions of this Guaranty be binding upon Purchaser except as expressly set forth in a writing duly signed by Purchaser. No action of Purchaser permitted hereunder shall in any way affect or impair Purchaser's rights or Guarantor's obligations under this Guaranty. For the purposes of this Guaranty, Liabilities shall include all of each Guaranteed Party's obligations under the Transaction Documents, notwithstanding any right or power of such Guaranteed Party or anyone else to assert any claim or defense as to the invalidity or unenforceability of any such obligation, and no such claim or defense shall affect or impair the obligations of Guarantor hereunder. Guarantor's obligations under this Guaranty shall be absolute and unconditional irrespective of any circumstance whatsoever which might constitute a legal or equitable discharge or defense of Guarantor. Guarantor hereby acknowledges that there are no conditions to the effectiveness of this Guaranty.

     SECTION 9. Information. Guarantor has and will continue to have independent means of obtaining information concerning each Guaranteed Party's affairs, financial condition and business. Purchaser shall not have any duty or responsibility to provide Guarantor with any credit or other information concerning any Guaranteed Party's affairs, financial condition or business which may come into Purchaser's possession.

     SECTION 10. Representations and Warranties. Guarantor represents and warrants as follows:

          (a) Organization and Good Standing. It has been duly organized and is validly existing as a corporation in good standing under the laws of its state of incorporation, with corporate power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted.

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          (b) Due Qualification. It is duly licensed or qualified to do business as a foreign corporation in good standing in each jurisdiction in which (i) the ownership or lease of its property or the conduct of its business requires such licensing or qualification, and (ii) the failure to be so licensed or qualified would be reasonably likely to have a Material Adverse Effect.

          (c) Power and Authority; Due Authorization. It has (i) all necessary power, authority and legal right to execute, deliver and perform its obligations under this Guaranty and (ii) duly authorized by all necessary corporate action such execution, delivery and performance of this Guaranty.

          (d) Binding Obligations. This Guaranty constitutes the legal, valid and binding obligation of Guarantor, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

          (e) No Violation. The execution, delivery and performance of this Guaranty will not (i) conflict with, or result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under (A) the certificate of incorporation or by-laws of Guarantor or (B) any indenture, loan agreement, receivables purchase agreement, mortgage, deed of trust, or other agreement or instrument to which Guarantor is a party or by which it or its property is bound, (ii) result in or require the creation or imposition of any Adverse Claim (other than a Permitted Adverse Claim) upon any of its properties pursuant to the terms of any such indenture, loan agreement, receivables purchase agreement, mortgage, deed of trust, or other agreement or instrument or (iii) violate any law or any order, rule, regulation applicable to Guarantor of any court or of any federal, state or foreign regulatory body, administrative agency or other governmental instrumentality having jurisdiction over Guarantor or any of its properties.

     SECTION 11. Successors and Assigns. (a) This Guaranty shall be binding upon Guarantor and upon Guarantor's successors and assigns and all references herein to Guarantor or any Guaranteed Party shall be deemed to include any successor or successors, whether immediate or remote, to such person or entity. Guarantor shall not assign any of its obligations hereunder without the prior written consent of Purchaser and Trustee.

     (b) This Guaranty shall inure to the benefit of Purchaser and its successors and assigns. Guarantor acknowledges and agrees that Purchaser's rights to receive payment and pursue remedies under this Guaranty are being assigned to Trustee, for the benefit of the Certificateholders and the Purchasers, pursuant to the Pooling Agreement, as supplemented from time to time (including by the Series 1996-1 Supplement to the Pooling Agreement, of even date with this Guaranty).

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     SECTION 12.  GOVERNING LAW.  THIS GUARANTY SHALL BE CONSTRUED IN ACCORDANCE
WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES. Wherever possible each provision of this Guaranty shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Guaranty shall be prohibited by or invalid under such law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Guaranty.

     SECTION 13.  Consent to Jurisdiction; Waiver of Jury Trial.   Purchaser may
enforce any claim arising out of this Guaranty in any state or federal court having subject matter jurisdiction and located in New York, New York and with respect to any such claim, Guarantor hereby irrevocably submits to the jurisdiction of such courts. Guarantor irrevocably consents to the service of process out of said courts by mailing a copy thereof, by registered mail, postage prepaid, to Guarantor, and agrees that such service, to the fullest extent permitted by law, (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall be taken and held to be valid personal service upon and personal delivery to it. Nothing herein contained shall preclude Purchaser from bringing an action or proceeding in respect hereof in any other country, state or place having jurisdiction over such action. Guarantor irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such a court located in New York, New York and any claim that any such suit, action or proceeding brought in such court has been brought in an inconvenient forum. GUARANTOR HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS GUARANTY OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR ARISING FROM ANY RELATIONSHIP EXISTING IN CONNECTION WITH THIS GUARANTY, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

     SECTION 14. Notices. All notices hereunder shall be given in the manner set forth in Section 13.6 of the Pooling Agreement.

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     IN WITNESS WHEREOF, this Guaranty has been executed and delivered by
Guarantor's duly authorized officer as of the date first written above.


                              AMERICAN PAD & PAPER COMPANY OF DELAWARE, INC.



                              By:   /s/ Gregory M. Benson
                                    -------------------------------------------
                              Name:  Gregory M. Benson
                                    -------------------------------------------
                              Title: Executive Vice President
                                    -------------------------------------------

                              Address:    17304 Preston Road
                                          Suite 700
                                          Dallas, Texas  75252-5613

                              Attention:  Chief Financial Officer
                              Telephone:  (214) 733-6200
                              Facsimile:  (214) 733-6200